Exhibit 5

July 20, 2005

Board of Directors

Texas Instruments Incorporated

12500 TI Boulevard

Dallas, Texas 75243

Re:	Texas Instruments Incorporated

Registration Statement (Form S-8)

Ladies and Gentlemen:

This opinion of counsel is given in connection with a Registration Statement (Form S-8) being filed by you with the Securities and Exchange Commission relating to 10,000,000 shares of common stock of Texas Instruments Incorporated (“TI”) to be issued under the TI Employees 2005 Stock Purchase Plan (the “Plan”).

As Senior Vice President, Secretary and General Counsel of TI, I am familiar with all corporate action taken or expected to be taken with respect to the Plan and the common stock expected to be issued thereunder.

I am pleased to advise that the 10,000,000 shares of common stock of TI, when issued and delivered in accordance with the terms of the Plan and applicable Delaware General Corporation Law, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the above-referenced Registration Statement.

Sincerely,

/s/ JOSEPH F. HUBACH
Joseph F. Hubach